Name of Registrant:
Templeton Global Income Fund

File No. 811-05459

Exhibit Item No. 77C Matter Submitted to a Vote of Security Holders

The Annual Meeting of Shareholders of Templeton Global Income Fund
(the "Fund") was held at the Fund's offices, 500 East Broward Boulevard, Fort Lauderdale, Florida, on February 25, 2011. The purposes of the meeting was to elect four (4) Trustees and the ratification of the selection of PricewaterhouseCoopers LLP as the independent registered public accounting firm for the fiscal year ending August 31, 2011. At the meeting, the following persons were elected by the shareholders to serve as Trustees of the Fund: Edith E. Holiday, J. Michael Luttig, Frank A. Olson and Constantine D. Tseretopoulos* and the ratification of PricewaterhouseCoopers LLP. No other business was transacted at the meeting.

The results of the voting at the Annual Meeting are as follows:

Proposal 1.  The election of four Trustees:


                                % of     % of            % of     % of Shares
                           outstanding  Shares       outstanding  Present and
Term Expiring 2014    For      Shares   Voted Withheld  Shares      Voting
Edith E. Holiday  115,549,612  87.75%  97.74%  2,676,475  2.03%     2.26%
J. Michael Luttig 116,158,221  88.21%  98.25%  2,067,866  1.57%     1.75%
Frank A. Olson    115,800,725  87.94%  97.95%  2,425,362  1.84%     2.05%
Constantine D.
Tseretopoulos     115,981,574  88.08%  98.10%  2,244,513  1.70%     1.90%

*Harris J. Ashton, Ann Torre Bates, Frank J. Crothers, Charles B. Johnson, Gregory E. Johnson, David W. Niemiec, Larry D. Thompson and Robert E. Wade

Proposal 2. The ratification of the selection of PricewaterhouseCoopers LLP as the independent registered public accounting firm for the fiscal year ending August 31, 2011.

              Shares Voted       % of outstanding Shares   % of Voted Shares
For            115,702,542                 87.86%                97.87%
Against            997,875                  0.76%                 0.84%
Abstain          1,525,670                  1.16%                 1.29%
Total          118,226,087                 89.78%               100.00%